Exhibit 99-1
Marathon Oil Announces Third Quarter 2014 Results
Production from U.S. Resource Plays Up More Than 40% Over Year-ago Quarter

HOUSTON, Nov. 3, 2014 - Marathon Oil Corporation (NYSE:MRO) today reported third quarter 2014 adjusted income from continuing operations of $388 million, or $0.57 per diluted share, and adjusted net income of $515 million, or $0.76 per diluted share, both excluding the impact of certain items not typically represented in analysts' earnings estimates, and that would otherwise affect comparability of results. Reported income from continuing operations was $304 million, or $0.45 per diluted share, and reported net income was $431 million, or $0.64 per diluted share.

Key Quarterly Highlights

•
Three high-quality U.S. resource plays averaged net production of 192,000 boed, up 43% from the year-ago quarter and 13% higher than the second quarter of 2014. On track for greater than 30% production growth year-over-year as supported by:

◦	Continued strong pace in the Eagle Ford with a record 87 gross operated wells to sales, up 14% quarter-on-quarter

◦	Eight gross operated Austin Chalk wells brought to sales during the quarter, all within the previously delineated acreage; 16 additional wells being drilled, completed or awaiting first production

◦	Nineteen gross operated Bakken wells brought to sales of which eight are piloting enhanced completions with encouraging early results

◦	Incremental drilling rig added in the Bakken as of late September to provide additional capacity for high-density spacing and enhanced completion pilots

◦
Six gross operated wells brought to sales in the Oklahoma Resource Basins, of which four were in the SCOOP and two in the Southern Mississippi Trend; best operated well to date with 30-day IP rate of 2,800 boed (55% liquids)

◦	Executed agreements in late October to add approx. 12,000 net acres to SCOOP position, including prospective acres for the Springer formation

•	Began drilling the Company-operated Key Largo exploration well in the Gulf of Mexico

•	Recorded 96% average operational availability for Company-operated assets

•	Closed sale of the Norway business on Oct. 15 for approximately $2.1 billion in proceeds

	Three Months Ended
	Sept. 30	Sept. 30
(In millions, except per diluted share data)	2014 (a)	2013 (a)
Adjusted income from continuing operations (b)	$388	$444
Adjustments for special items (net of taxes):
Impairments	(70)	0
Pension settlement	(14)	(9)
Unrealized loss on crude oil derivative instruments	0	(39)
Income from continuing operations	$304	$396
Per diluted share:
Adjusted income from continuing operations (b)	$0.57	$0.63
Income from continuing operations	$0.45	$0.56
Adjusted net income (b)	$515	$617
Adjustments for special items (net of taxes):
Impairments	(70)	0
Pension settlement	(14)	(9)
Unrealized loss on crude oil derivative instruments	0	(39)
Net income	$431	$569
Per diluted share:
Adjusted net income (b)	$0.76	$0.87
Net income	$0.64	$0.80
Exploration expenses
Unproved property impairments	$39	$35
Dry well costs	25	24
Geological and geophysical	10	8
Other	22	16
Total exploration expenses	$96	$83
Cash flows
Net cash provided by continuing operations before changes in working capital (b)	$1,420	$1,228
Changes in working capital for continuing operations	(62)	150
Net cash provided by discontinued operations	416	267
Net cash provided by operating activities	$1,774	$1,645
(a) The Angola assets were sold in the first quarter of 2014 and the sale of the Company's Norway business closed on October 15, 2014. The Angola and Norway businesses are reflected as discontinued operations in all periods presented.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" below for further discussion.

"Marathon Oil's U.S. resource plays delivered strong operational performance in the third quarter, and we remain on track to achieve greater than 30 percent production growth year-over-year in the resource plays," said Lee M. Tillman, Marathon Oil president and CEO. "Both our Eagle Ford and Bakken net production delivered double-digit growth compared to the previous quarter. However, lower price realizations offset the impact of higher production volumes in our financial results.

"In October we closed on the sale of our Norway business for proceeds of approximately $2.1 billion. The first priority for the use of proceeds is organic reinvestment in our deep and growing U.S. unconventional portfolio. Already we've added an incremental drilling rig in the Bakken and have plans to add two rigs in the Oklahoma Resource Basins before year end, as previously announced. Importantly, we continue to drive top-quartile drilling performance and enhanced production rates through improved completion designs.

"Additionally, we spud the Key Largo exploration well in September to test an oil-prone inboard Paleogene prospect in the Gulf of Mexico," Tillman added, "and internationally, in the U.K. North Sea we brought two successful South Brae infill wells online with initial production well above pre-drill estimates."

Sales and Production Volumes
Total Company sales volumes from continuing operations (excluding Libya) during third quarter 2014 averaged 411,000 net barrels of oil equivalent per day (boed) compared to 382,000 net boed for third quarter 2013.

	Three Months Ended
	Sept. 30	Sept. 30
(mboed)	2014	2013
Net Sales Volumes
North America E&P	250	200
International E&P excluding Libya (a) and Disc Ops (b)	106	133
Combined North America & International E&P, excluding Libya (a) and Disc Ops (b)	356	333
Oil Sands Mining (c)	55	49
Total Continuing Operations excluding Libya	411	382
Discontinued Operations (Norway)	58	68
Discontinued Operations (Angola)	0	9
Total Company excluding Libya	469	459
Libya	6	21
Total	475	480
(a) Libya is excluded because of uncertainty around future production and sales levels.
(b) Angola and Norway are reflected as discontinued operations (Disc Ops).
(c) Includes blendstocks.

	Three Months Ended		Guidance (a)
	Sept. 30	Sept. 30	Q4	Full Year
(mboed)	2014	2013	2014	2014
Net Production Available for Sale
North America E&P	250	200	255-267
International E&P excluding Libya (b) and Disc Ops (c)	112	124	115-123
Combined North America & International E&P, excluding Libya (b) and Disc Ops (c)	362	324		350-360
Oil Sands Mining (d)	47	41	37-42	37-42
Total Continuing Operations excluding Libya	409	365
Discontinued Operations (Norway)	56	69
Discontinued Operations (Angola)	0	10
Total Company excluding Libya	465	444
Libya	8	18
Total	473	462
(a) This guidance excludes the effect of acquisitions or dispositions not previously announced.
(b) Libya is excluded because of uncertainty around future production and sales levels.
(c) Angola and Norway are reflected as Disc Ops.
(d) Upgraded bitumen excluding blendstocks.

The difference between production volumes available for sale and recorded sales for exploration and production (E&P) volumes was primarily due to the timing of international liftings.

Third quarter 2014 production available for sale from continuing operations (excluding Libya) averaged 409,000 net boed, compared to third quarter 2013 average of 365,000 net boed. The increase in the third quarter of 2014 was driven by North America E&P's continued growth in the U.S. resource plays.

International E&P production available for sale (excluding Libya and discontinued operations) for third quarter 2014 was lower compared to third quarter 2013 primarily as a result of temporary production curtailments in Equatorial Guinea due to unplanned maintenance on the main condensate line as well as lower reliability at the outside-operated methanol facility. Planned maintenance activities at the outside-operated Forties Pipeline System also resulted in lower operational availability across the Brae complex in the U.K.

Oil Sands Mining (OSM) production available for sale for third quarter 2014 was up 15 percent primarily the result of improved operational availability at the upgrader and mine and higher beginning bitumen inventories, compared to third quarter 2013.

Production available for sale for the Norway business averaged 56,000 net boed in third quarter 2014 compared to 69,000 net boed in third quarter 2013. The decrease was primarily related to a planned 12-day turnaround at Alvheim, versus a planned 7-day turnaround in the year-ago quarter, as well as natural field decline. As a result of the sale of the Company's Norway business, which closed Oct. 15, Norway is reflected as discontinued operations.

In July, Libya's National Oil Corporation rescinded force majeure associated with third-party labor strikes at the Es Sider terminal. Marathon Oil's first 2014 lifting occurred in August, and was sourced from existing inventory at the terminal. Production from the Waha concessions resumed in August; however, considerable uncertainty remains around future production and sales levels. Marathon Oil has not included production from Libya in forecasts.

For fourth quarter 2014, the Company continues to expect growth in North America E&P production available for sale, driven by continued strong growth from the combined U.S. resource plays. International E&P production available for sale (excluding Libya) is expected to increase in the fourth quarter, reflecting improved reliability and no significant planned maintenance activities. Fourth quarter OSM production is expected to decrease from third quarter volumes due to planned maintenance at the mine.

As reflected in the table above, the Company's full-year guidance has been narrowed to 350,000 to 360,000 net boed for production available for sale from the combined North America E&P and International E&P segments (excluding Libya and discontinued operations). This guidance reflects a greater than 30 percent year-over-year growth rate in the U.S. resource plays. Full-year 2014 production guidance for the OSM segment is 37,000 to 42,000 net barrels per day (bbld) of synthetic crude oil.

Segment Results
Total segment income from continuing operations was $491 million in third quarter 2014, compared to $540 million in third quarter 2013.

	Three Months Ended
	Sept. 30	Sept. 30
(In millions)	2014	2013
Segment Income
North America E&P	$292	$242
International E&P (a)	106	192
Oil Sands Mining	93	106
Segment Income (b)	$491	$540
(a) The Angola assets were sold in the first quarter of 2014 and the sale of the Company's Norway business closed on October 15, 2014. The Angola and Norway businesses are reflected as discontinued operations in all periods presented.
(b) See Supplemental Statistics below for a reconciliation of segment income to net income.

North America E&P
The North America E&P segment reported income of $292 million in third quarter 2014, compared to income of $242 million in third quarter 2013. The increase is primarily due to higher net sales volumes from the U.S. resource plays, partially offset by lower crude oil price realizations and expenses associated with the higher net sales volumes, such as production expenses and depreciation, depletion and amortization (DD&A).

EAGLE FORD: Marathon Oil's production in the Eagle Ford averaged 117,000 net boed in third quarter 2014, an increase of 43 percent over the year-ago average and 15 percent over the previous quarter. Approximately 64 percent of third quarter net production was crude oil/condensate, 18 percent was natural gas liquids (NGLs) and 18 percent was natural gas. Enhanced completion design in the Eagle Ford continues to deliver strong results as the growing population of these wells achieving 180-day cumulative production continues to average 25 percent improvement in volumes. Marathon Oil reached total depth on 93 gross Company-operated wells and brought 87 gross operated wells to sales in the third quarter, compared to 88 and 76 gross wells, respectively, in second quarter 2014. Marathon Oil's average time to drill an Eagle Ford well in third quarter 2014, spud-to-total depth, was 13 days. The Company's high-density pad drilling continues to average four wells per pad.

Included with the Eagle Ford well counts noted above, the Company brought online eight Austin Chalk wells, all drilled within the previously delineated acreage. Thirty-day initial production (IP) rates ranged from 800 - 1,300 boed with an average 69 percent liquids yield. Sixteen additional Austin Chalk wells are currently being drilled, completed or awaiting first production.

BAKKEN: Marathon Oil averaged 56,000 net boed of production in the Bakken during third quarter 2014, an increase of 47 percent over the year-ago average and 12 percent over the previous quarter. The Company's Bakken production averaged 89 percent crude oil, 6 percent NGLs and 5 percent natural gas. The Company reached total depth on 25 gross Company-operated wells and brought 19 gross operated wells to sales in the third quarter, compared to 19 gross wells reaching total depth and 19 brought to sales in second quarter 2014. The Company's time to drill a Bakken well, spud-to-total depth, averaged 16 days in the third quarter. The Company re-completed 16 wells in the Hector and Ajax areas during third quarter 2014, with 13 of these wells brought to sales.

Three of the four high-density spacing pilots have begun drilling, with each pad comprised of six Middle Bakken and six Three Forks first bench wells per drilling-spacing unit. The Company also continues to execute an enhanced completion design pilot program, including elevated proppant volumes, hybrid slickwater fracs, increased stages and cemented liners. Of the 19 Bakken wells brought to sales in the quarter, eight are piloting enhanced completions with encouraging early results. In late September an incremental drilling rig was added in the Bakken to provide additional capacity for high-density spacing and enhanced completion pilots.

OKLAHOMA RESOURCE BASINS: The Company's unconventional Oklahoma production averaged 19,000 net boed during third quarter 2014, an increase of 27 percent over the year-ago average and up modestly compared to the previous quarter. Approximately 42 percent of third quarter 2014 net production was liquids and 58 percent was natural gas. During the third quarter, the Company reached total depth on four gross Company-operated wells and brought six gross operated wells to sales. Of the wells brought to sales, four were in the South Central Oklahoma Oil Province (SCOOP), including the best Company-operated well to date -- a single-mile lateral with a 30-day IP rate of 2,800 boed (55 percent liquids). The two other wells brought to sales were in the Southern Mississippi Trend. The Company is on plan to add two incremental rigs in the Oklahoma Resource Basins by year end.

GULF OF MEXICO: The Company-operated Key Largo exploration prospect, located on Walker Ridge Block 578, spud in September as the first well of a multi-year Gulf of Mexico exploration program with a new-build deepwater drillship. Marathon Oil is operator and holds a 60 percent working interest in the prospect.

An exploration well on the outside-operated Perseus prospect in Desoto Canyon Block 231 was also spud in September. Marathon Oil holds a 30 percent non-operated working interest.

The second appraisal well on the outside-operated Shenandoah prospect was spud in late May and is still drilling. The well is located on Walker Ridge Block 52, in which Marathon Oil holds a 10 percent working interest.

International E&P
The International E&P segment reported income of $106 million in third quarter 2014, compared to segment income of $192 million in third quarter 2013. The decrease is primarily a result of lower net sales volumes in the U.K. and Equatorial Guinea as previously discussed and lower commodity price realizations, partially offset by reduced taxes and other expenses associated with the lower sales volumes.

EQUATORIAL GUINEA: Production available for sale averaged 100,000 net boed in third quarter 2014, compared to 112,000 net boed in third quarter 2013. As previously discussed, volumes were impacted by planned and unplanned offshore maintenance, and lower reliability at the outside-operated methanol facility. An exploration well on the Sodalita West prospect is expected to spud by the end of the year as the first of two offshore exploration wells targeting oil-prone plays.

U.K.: Production available for sale averaged 13,000 net boed in third quarter 2014, relatively flat compared to third quarter 2013 despite natural decline within the Brae fields. Brae production was impacted by planned maintenance activities on the outside-operated Forties Pipeline System, which was offset by improved Foinaven reliability. The Company brought two South Brae infill wells online with initial production rates above pre-drill estimates. A third South Brae well and a new West Brae well are planned to come online in first quarter 2015.

KURDISTAN REGION OF IRAQ: Marathon Oil resumed testing of the Jisik-1 exploration well on the Company-operated Harir Block following suspension of certain operations due to security concerns in the region and continues to closely monitor the situation. In the fourth quarter a 2D seismic program will commence and the Mirawa-2 appraisal well is expected to spud. Marathon Oil holds a 45 percent working interest in the Harir Block.

On the outside-operated Sarsang block, the East Swara Tika-1 exploration well continues testing. Discussions are ongoing with the Ministry of Natural Resources to finalize the Swara Tika field development plan. Marathon Oil holds a 20 percent working interest in the Sarsang Block.

On the outside-operated Atrush Block, construction of the phase one production facility continues with first oil expected in 2015. Marathon Oil holds a 15 percent working interest in the Atrush Block.

GABON: In August, the Company signed an exploration and production sharing contract (EPSC) for Gabon offshore Block G13, which was subsequently re-named Tchicuate. Located in the deepwater pre-salt play, the block encompasses 275,000 acres; and, acquisition of 3D seismic is planned to commence in early November. Marathon Oil holds a 100 percent participating interest and operatorship in the block. In the event of development, the Republic of Gabon will assume a 20 percent financed interest in the contract upon commencement of production. The State holds additional rights to participate in the block in the future as a co-investor.

Oil Sands Mining
The OSM segment reported income of $93 million for third quarter 2014, compared to $106 million in third quarter 2013. The decrease was primarily a result of lower commodity price realizations partially offset by higher sales volumes.

Corporate and Special Items
On Oct. 15, Marathon Oil completed the sale of its Norway business for proceeds of approximately $2.1 billion.

Included in the adjustments to net income for third quarter 2014 were an after-tax settlement charge of $14 million ($22 million pre-tax) in connection with the Company's U.S. pension plans, and impairment expense of $70 million ($109 million pre-tax) due primarily to estimated abandonment cost revisions for Gulf of Mexico assets and lower forecasted commodity prices.

The Company's webcast commentary and associated slides related to Marathon Oil's earnings, as well as the Quarterly Investor Packet, will be posted to the Company's website at http://ir.marathonoil.com and to its mobile app as soon as practicable following this release today, Nov. 3. The Company will conduct a question and answer webcast/call on Tuesday, Nov. 4 at 9 a.m. EST. The webcast slides, associated commentary and answers to questions will include forward-looking information. To listen to the Nov. 4 live webcast, visit the Marathon Oil website at http://www.marathonoil.com. Replays of the webcast will be available through Dec. 4.

# # #
Non-GAAP Measures
Adjusted net income and adjusted net income per diluted share, non-GAAP financial measures, facilitate comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations. See the first table of this release for a reconciliation between adjusted net income and net income, its most directly comparable GAAP financial measure. Adjusted net income and adjusted net income per diluted share should not be considered substitutes for net income and net income per diluted share as reported in accordance with GAAP. Management uses adjusted net income to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

Adjusted income from continuing operations and adjusted income from continuing operations per diluted share, non-GAAP financial measures, facilitate comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon Oil's ongoing operations and can exclude the impact of discontinued operations. See the first table of this release for a reconciliation between adjusted income from continuing operations and income from continuing operations, its most directly comparable GAAP financial measure. Adjusted income from continuing operations and adjusted income from continuing operations per diluted share should not be considered substitutes for income from continuing operations and income from continuing operations per diluted share as reported in accordance with GAAP. Management uses adjusted income from continuing operations to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

Management believes net cash provided by continuing operations before changes in working capital, a non-GAAP financial measure, demonstrates the Company's ability to internally fund capital expenditures, pay dividends and service debt. See the first table of this release for a reconciliation between net cash provided by continuing operations before changes in working capital and net cash provided by operating activities, its most directly comparable GAAP financial measure. Net cash provided by continuing operations before changes in working capital should not be considered a substitute for net cash provided by operating activities as reported in accordance with GAAP. Management uses net cash provided by continuing operations before changes in working capital to evaluate Marathon Oil's financial performance between periods and to compare Marathon Oil's performance to certain competitors.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than statements of historical fact that give current expectations or forecasts of future events. They include, but are not limited to: the Company’s operational, financial and growth strategies, including planned capital expenditures and the impact thereof, growth activities and expectations, acreage additions, rig additions, future drilling plans and projects, timing and expectations, seismic acquisitions, well testing, maintenance activities and the timing and impact thereof and well spud timing and expectations; the Company’s ability to successfully effect those strategies and the expected results therefrom; the Company’s financial and operational outlook, and ability to fulfill that outlook; 2014 production guidance, growth expectations and the drivers thereof; statements related to enhanced completion designs and the expected benefits and results thereof; and the planned use of proceeds from the sale of the Norway business. While the Company believes that the assumptions concerning future events are reasonable, a number of factors could cause results to differ materially from those indicated by such forward-looking statements including, but not limited to: conditions in the oil and gas industry, including the level of supply or demand for liquid hydrocarbons and natural gas and the impact on the price of liquid hydrocarbons and natural gas; changes in political or economic conditions in key operating markets, including international markets; the amount of capital available for exploration and development; timing of commencing production from new wells; drilling rig availability; availability of materials and labor; the inability to obtain or delay in obtaining necessary government or third-party approvals and permits; non-performance by third parties of their contractual obligations; unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto; changes in safety, health, environmental and other regulations; and other geological, operating and economic considerations. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and those set forth from time to time in the Company’s filings with the Securities and Exchange Commission, which are currently available at www.marathonoil.com. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Media Relations Contacts:
Lee Warren: 713-296-4103
Lisa Singhania: 713-296-4101

Investor Relations Contact:
Chris Phillips: 713-296-3213

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(In millions, except per share data)	2014	2014	2013
Revenues and other income:
Sales and other operating revenues, including related party	$2,316	$2,270	$2,334
Marketing revenues	554	618	666
Income from equity method investments	89	120	114
Net loss on disposal of assets	(3)	(87)	(6)
Other income	15	20	19
Total revenues and other income	2,971	2,941	3,127
Costs and expenses:
Production	593	562	540
Marketing, including purchases from related parties	554	614	663
Other operating	99	101	115
Exploration	96	145	83
Depreciation, depletion and amortization	737	680	657
Impairments	109	4	11
Taxes other than income	115	109	89
General and administrative	160	139	143
Total costs and expenses	2,463	2,354	2,301
Income from operations	508	587	826
Net interest and other	(55)	(76)	(71)
Income from continuing operations before income taxes	453	511	755
Provision for income taxes	149	151	359
Income from continuing operations	304	360	396
Discontinued operations (a)	127	180	173
Net income	$431	$540	$569
Adjusted income from continuing operations (b)	$388	$423	$444
Adjustments for special items (net of taxes):
Net loss on dispositions	0	(58)	0
Pension settlement	(14)	(5)	(9)
Unrealized loss on crude oil derivative instruments	0	0	(39)
Impairments	(70)	0	0
Income from continuing operations	$304	$360	$396
Per Share Data
Basic:
Income from continuing operations	$0.45	$0.53	$0.56
Discontinued operations (a)	$0.19	$0.27	$0.24
Net income	$0.64	$0.80	$0.80
Diluted:
Adjusted net income (b)	$0.76	$0.89	$0.87
Adjusted income from continuing operations (b)	$0.57	$0.62	$0.63
Income from continuing operations	$0.45	$0.53	$0.56
Discontinued operations (a)	$0.19	$0.27	$0.24
Net income	$0.64	$0.80	$0.80
Weighted Average Shares:
Basic	675	676	707
Diluted	678	679	711
(a) The Angola assets were sold in the first quarter of 2014 and the sale of the Company's Norway business closed on October 15, 2014. The Angola and Norway businesses are reflected as discontinued operations in all periods presented.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(in millions)	2014	2014	2013
Segment Income
North America E&P	$292	$302	$242
International E&P	106	160	192
Oil Sands Mining	93	55	106
Segment income	491	517	540
Items not allocated to segments, net of income taxes:
Corporate and unallocated	(103)	(94)	(96)
Net loss on dispositions	0	(58)	0
Pension settlement	(14)	(5)	(9)
Unrealized loss on crude oil derivative instruments	0	0	(39)
Impairments	(70)	0	0
Income from continuing operations	304	360	396
Discontinued operations (a)	127	180	173
Net income	$431	$540	$569
Capital Expenditures (c)
North America E&P	$1,277	$1,102	$832
International E&P	166	115	120
Oil Sands Mining	49	55	66
Discontinued Operations (a)	125	141	137
Corporate	16	10	7
Total	$1,633	$1,423	$1,162
Exploration Expenses
North America E&P	$55	$82	$48
International E&P	41	63	35
Total	$96	$145	$83
Provision for Income Taxes
Current income taxes	$(15)	$67	$396
Deferred income taxes	164	84	(37)
Total	$149	$151	$359
(c) Capital expenditures include changes in accruals.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2014	2014	2013
North America E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	197	178	150
Bakken	53	47	36
Eagle Ford	95	83	66
Oklahoma Resource Basins	8	8	7
Other North America (e)	41	40	41
Crude Oil and Condensate (mbbld)	166	151	126
Bakken	50	44	34
Eagle Ford	75	67	52
Oklahoma Resource Basins	3	2	2
Other North America (e)	38	38	38
Natural Gas Liquids (mbbld)	31	27	24
Bakken	3	3	2
Eagle Ford	20	16	14
Oklahoma resource basins	5	6	5
Other North America	3	2	3
Natural Gas (mmcfd)	317	294	297
Bakken	18	18	12
Eagle Ford	130	111	93
Oklahoma Resource Basins	63	61	47
Other North America (e)	106	104	145
Total North America E&P (mboed)	250	227	200
International E&P - Net Sales Volumes
Liquid Hydrocarbons (mbbld)	39	44	68
Equatorial Guinea	27	31	32
United Kingdom	6	13	20
Libya	6	0	16
Natural Gas (mmcfd)	439	474	519
Equatorial Guinea	420	446	463
United Kingdom (d)	19	28	26
Libya	0	0	30
Total International E&P (mboed)	112	123	154
Oil Sands Mining - Net Sales Volumes
Synthetic Crude Oil (mbbld) (f)	55	44	49

Total Continuing Operations - Net Sales Volumes (mboed)	417	394	403
Discontinued Operations - Net Sales Volumes (mboed)(a)	58	70	77
Total Company - Net Sales Volumes (mboed)	475	464	480
Net Sales Volumes of Equity Method Investees (mtd)
LNG	6,265	6,624	7,302
Methanol	1,103	980	1,364
(d) Includes natural gas acquired for injection and subsequent resale of 3 mmcfd, 5 mmcfd and 4 mmcfd in the third and second quarters of 2014 and in the third quarter of 2013, respectively.
(e) Includes Gulf of Mexico and other conventional onshore U.S. production, plus Alaska in 2013.
(f) Includes blendstocks.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2014	2014	2013
North America E&P - Average Price Realizations (g)
Liquid Hydrocarbons ($ per bbl) (h)	$80.89	$86.43	$90.49
Bakken	82.67	90.47	95.24
Eagle Ford	79.99	85.36	87.96
Oklahoma Resource Basins	56.57	52.00	51.34
Other North America (e)	85.28	90.45	97.12
Crude Oil and Condensate ($ per bbl)	$89.65	$95.95	$101.05
Bakken	85.28	93.08	97.76
Eagle Ford	93.51	99.08	104.08
Oklahoma Resource Basins	93.78	101.12	101.82
Other North America (e)	87.50	93.45	99.93
Natural Gas Liquids ($ per bbl)	$33.93	$34.80	$35.01
Bakken	40.60	45.13	44.08
Eagle Ford	30.90	30.20	30.11
Oklahoma resource basins	33.64	33.04	35.11
Other North America	51.49	54.13	55.81
Natural Gas ($ per mcf)	$4.21	$5.00	$3.51
Bakken	4.29	4.12	3.73
Eagle Ford	4.21	4.76	3.53
Oklahoma Resource Basins	3.97	4.57	3.10
Other North America (e)	4.34	5.65	3.62
International E&P- Average Price Realizations
Liquid Hydrocarbons ($ per bbl)	$66.80	$75.41	$88.47
Equatorial Guinea	51.83	59.72	57.35
United Kingdom	88.68	110.51	108.34
Libya	114.36	0.00	124.19
Natural Gas ($ per mcf)	$0.56	$0.69	$1.10
Equatorial Guinea (i)	0.24	0.24	0.24
United Kingdom	7.60	8.04	10.67
Libya	0.00	0.00	5.92
Oil Sands Mining - Average Price Realizations
Synthetic Crude Oil ($ per bbl)	$88.22	$94.17	$102.64

Discontinued Operations - Average Price Realizations ($ per boe)(a)
Angola	$0.00	$0.00	$107.01
Norway	$98.62	$108.11	$110.97
(g) Excludes gains or losses on derivative instruments.
(h) There were no open crude oil derivative instruments in the second and third quarters of 2014. Inclusion of realized losses on crude oil derivative instruments would have decreased North America E&P average liquid hydrocarbon price realizations by $1.81 per bbl for third quarter of 2013.
(i) Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and Equatorial Guinea LNG Holdings Limited, which are equity method investees. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.